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                                                                     EXHIBIT 4.9

            SHENYANG AUTOMOTIVE INDUSTRIAL ASSET MANAGEMENT CO., LTD.

                            EQUITY TRANSFER CONTRACT

This Contract is entered into on the 29th day of December 2003 in Shenyang.

ARTICLE 1         PARTIES TO THE CONTRACT

1.1      Transferor:

         Party A:                  Shenyang Industry State-owned Asset
                                   Management Co., Ltd.

         Address: 19th Floor, Yinji Plaza, No. 9 Shiyi Wei Rd, Heping District, Shenyang City

         Legal                     WANG, Ying
         Representative:

1.2      Transferees:

         Party B:                  Shenyang JinBei Automotive Industry Holdings
                                   Company Limited

         Address: # 1 Shiji Road Hunnan Property Development Zone, Shenyang New High-Tech Development District

         Legal                     HONG, Xing
         Representative:

         Party C:                  Shenyang Xinjinbei Investment and Development
                                   Co., Ltd.

         Address: # 1 Shiji Road Hunnan Property Development Zone, Shenyang New High-Tech Development District

         Legal                     HONG, Xing
         Representative:

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ARTICLE 2         EQUITY TRANSFER

2.1 The subject of transfer under this Contract shall be the 100% equity held by Party A in Shenyang Automobile Industry Company Limited (hereinafter referred to as the "SAIAM"). Party A agrees to transfer 90% and 10% of the equity it holds in the SAIAM to Party B and Party C, respectively, pursuant to the terms and conditions hereunder, and Party B and Party C each agrees to accept the transfer of the above equity held by Party A in SAIAM. Upon the consummation of the above equity transfer, Party B shall hold 90% of the equity of SAIAM, Party C shall hold 10% of the equity of SAIAM, while Party A shall no longer hold equity in SAIAM.

2.2 The Parties hereby acknowledge that, the equity transfer contemplated in the above Article 2.1 shall be a transfer including rights, i.e., upon the consummation of such equity transfer, all respective rights and obligations of the equity thus transferred shall be enjoyed and assumed by Party B and Party C according to the ratio of their equity share.

ARTICLE 3         PRICE OF THE EQUITY TRANSFER AND PAYMENT

3.1 The Parties agree that, the aggregate transfer price of 100% of the equity in SAIAM shall be RMB 1.00, in which, RMB 0.90 shall be paid to party A in cash by Party B, while RMB 0.10 shall be paid to party A in cash by Party C.

3.2 The taxes incurred as a result of the above equity transfer shall be born by Party B and Party C.

3.3 The Parties hereby acknowledge that the proceeds from the above equity transfer shall be paid to Party A on the date of the execution of this Contract.

ARTICLE 4         COVENANTS, WARRANTIES AND OBLIGATIONS OF THE TRANSFEROR

         The Transferor hereby covenants and warrants to the Transferees as follows:

4.1 SAIAM is duly organized and validly existing with legal person business license.

4.2 The Transferor is the lawful holder of the subject equity and has paid all consideration in full amount required to legally acquire the subject equity. No mortgage, pledge or other encumbrance or other third party right has been created on the subject equity by the Transferor. The subject equity is not under any enforcement by any court.

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ARTICLE 5         COVENANTS AND WARRANTIES OF THE TRANSFEREES

         The Transferees each hereby covenants and warrants to the Transferor as follows:

5.1 According to the relevant provisions of existing laws and administrative regulations, each of the Transferees has the right to accept the transfer of the subject equity under the terms and conditions of this Contract and to become a shareholder of SAIAM.

5.2 The execution and performance of this Contract by any Transferee does not constitute any impediment to the relationship between such Transferee and any third party (including but not limited to any contract, agreement, instrument and/or other binding arrangement entered into by such Transferee and a third party that have become or will become effective). Any relationship between any of the Transferees and any third party (including but not limited to any contract, agreement, instrument and/or other binding arrangement entered into by such Transferee and a third party that have become or will become effective) shall not constitute a legal impediment to the execution and performance of this Contract.

Article 6         Approval and Filing Procedures of the Equity Transfer

6.1 The Transferor and the Transferees hereby agree to actively proceed with and complete the approval and filing procedures required for the consummation of this equity transaction after the execution of this Contract according to laws and regulations, including but not limited to:

         (1) undergoing the discussion and approval procedures of the corporate authority according to their respective articles of association;

         (2) undergoing the approval procedures for transfer of state-owned equity;

         (3) undergoing the examination and approval procedures with securities regulatory authorities; and

         (4) undergoing registration and filing procedures with company registration authorities.

Article 7         Breach of Contract

7.1 After the execution of this Contract, the Transferor and the Transferees shall perform this Contract in strict compliance with the provisions hereunder. Any Party in breach of this Contract shall be held liable for such breach according to the provisions hereunder. In the event of losses caused to a non-breaching Party, the breaching Party shall indemnify the non-breaching Party for the losses and expenses, excluding those losses and expenses resulting from a force majeure.

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7.2      In the event of breach of Contract by any Party, any non-breaching
         Party shall have the right to take one or more of the following remedial measures to protect its rights:

         (1) suspension of the performance of its obligations hereunder or other relevant obligations until the elimination of such breach of Contract, which suspension of performance of obligations by a non-breaching Party shall not constitute the non-performance or delay in performance of obligations by such party. A breach penalty of 0.021% of the equity transfer price for each day when such breach persists shall be paid to the non-breaching Party.

         (2) termination of this Contract by written notice, in which case, this Contract shall be terminated on the date the written notice is serviced to the breaching Party by any non-breaching Party; and

         (3) the breaching Party shall promptly indemnify the non-breaching Party for all losses and expenses the non-breaching Party sustained as a result of the breach by the breaching Party, regardless whether this Contract would continue to be performed.

Article 8         Effectiveness, Amendment and Termination

8.1 This Contract shall become effective upon the satisfaction of all of the following conditions:

         (1) This Contract shall have been executed by the authorized representatives of the Transferor and the Transferees and with their respective company seals affixed hereto;

         (2) This equity transfer shall have been approved by the administrative authorities of state-owned assets;

         (3) This equity transfer shall have been examined by and received no objections from China Securities Regulatory Commission; and

         (4) China Securities Regulatory Commission shall have exempted the Transferees from the obligations of tender offer in connection with Shenyang Jinbei Automotive Company Limited.

8.2 This Contract may be amended through consultation among the Parties, or upon the occurrence of other circumstances as provided by laws and regulations or in the covenants contained in this Contract.

8.3 Any amendment to this Contract shall be made in writing and signed by the Parties. Otherwise, no amendment shall become binding upon either the Transferor or the Transferees.

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8.4      The Transferor and the Transferees may terminate this Contract through consultation, subject to compliance with laws.

8.5 The amendment and termination of this Contract shall not affect the parties' right to claim damages. Any losses incurred by any Party due to the amendment or termination of this Contract shall be compensated by the Party that is responsible for such amendment or termination, unless such Party is exempted from such liability pursuant to laws or provisions of this Contract.

8.6 Upon the termination of this Contract pursuant to the above provisions, the Transferor shall immediately return to the Transferees the paid equity transfer proceeds together with interest and/or other amounts, if any. In the event of breach of this Contract by any Party prior to the termination of this Contract, the other Parties shall have the right to claim compensation according to the provisions in Article 7 hereof.

Article 9         Applicable Law and Settlement of Dispute

9.1 The execution, effectiveness, interpretation, performance and dispute settlement of this Contract shall be governed by the laws of the People's Republic of China.

9.2 The Transferor and the Transferees shall first settle the disputes arising out of or in connection with this Contract through consultation, failing which, the Transferor and the Transferees agree to submit such disputes to the competent local court for resolution through litigation.

Article 10        Miscellaneous

10.1 This Contract shall have 9 counterparts, each of which shall have the same force.

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Transferor:

Shenyang Industry State-owned Asset Management Co., Ltd.

Legal Representative or Authorized Representative:             /s/ Ying Wang
                                                            --------------------

Transferees:

Shenyang JinBei Automotive Industry Holdings Company Limited

Legal Representative or Authorized Representative:             /s/ Xing Hong
                                                            --------------------

Shenyang Xinjinbei Investment and Development Co., Ltd.

Legal Representative or Authorized Representative:             /s/ Xing Hong
                                                            --------------------

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